PRESS RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 17, 2012
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DANIEL B. WOLFE

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Recent

Portfolio Company Accomplishments and Internal Developments

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes that a number of its portfolio companies recently announced accomplishments that we believe indicate continued development and growth of their respective businesses. We also note some recent internal developments.

Solazyme

In April 2012, Solazyme and Bunge announced the signing of definitive agreements for a joint venture to build, own and operate a commercial-scale renewable tailored oils production facility adjacent to Bunge’s Moema sugarcane mill in Brazil. In May 2012, Solazyme and Dow Chemical announced the signing of a Contingent Offtake Agreement and a phase 2 joint development agreement for tailored bio-based dielectric fluids. The Contingent Offtake Agreement requires Dow to purchase all of its microbe-based oils for use in dielectric fluid applications from Solazyme. Final pricing for the oils will be linked to certain items, including Solazyme's sugar-based feedstock costs. Solazyme anticipates that the multi-year joint development agreement will accelerate the commercialization of its base oils for dielectric insulating fluids for transformers and other electrical applications. Solazyme expects its algal oils will provide higher flash points and increased functionality in dielectric insulating fluids for transformers and other electrical applications.

Also in May 2012, Solazyme announced its total revenue for the first quarter ended March 31, 2012, increased by 77 percent from $7.7 million in the first quarter of 2011 to $13.6 million in the first quarter of 2012. A component of this increase in revenue was the higher average monthly revenues generated from the sale of its Algenist skincare products, which doubled as compared to average monthly revenues in 2011. Presentations by management of Solazyme are available on the company’s website at http://www.solazyme.com/, and an interview with the CFO of Solazyme from our Meet the Portfolio Day event can be viewed on our website at http://www.hhvc.com/portfolio/portfolio-details/2012/01/12/solazyme-inc.-(nasdaq-szym).

Bridgelux

In May 2012, Bridgelux and Toshiba announced the development of a process for manufacturing gallium nitride (GaN)-on-silicon LED chips on 8-inch silicon wafers just months after they engaged in a partnership to jointly pursue this innovative technology in the Solid State Lighting (SSL) market. Additionally, Toshiba announced it had made an equity investment in Bridgelux. This investment will further advance both companies' efforts in the SSL industry, with the goal to enhance Bridgelux's GaN-on-Silicon LED chip technology development efforts using Toshiba's advanced silicon process and manufacturing capabilities. The press release issued by Bridgelux can be viewed at http://bridgelux.com/media-center/press-releases/bridgelux-and-toshiba/. An interview with the CEO of Bridgelux from our Meet the Portfolio Day event can be viewed on our website at http://www.hhvc.com/portfolio/portfolio-details/2012/01/06/bridgelux-inc-.

Laser Light Engines (LLE)

In April 2012, LLE announced the world’s first public demonstration of fully despeckled, high-brightness 3D, high-frame-rate, wide-color-gamut laser projection on a silver 3D screen at the NAB Technology Symposium on Cinema in Las Vegas, Nevada. The demonstration was conducted in conjunction with Sony Electronics. Laser-based light sources may enable brighter 3D images than those able to be projected using standard xenon lamps, while also providing lower operating costs, reduced power consumption, increased system life spans and increased color gamut. The press release announcing this demonstration may be viewed at http://www.laserlightengines.com/pdfs/press_releases/2012-04-12_sony-laser-3d-cinema-presentation.pdf. Press coverage of the demonstration can be viewed at http://www.laserlightengines.com/news.php. An interview with the CEO of Laser Light Engines from our Meet the Portfolio Day event can be viewed on our website at http://www.hhvc.com/portfolio/portfolio-details/2012/01/12/laser-light-engines-inc-.

Metabolon

In April 2012, Metabolon and Takeda Pharmaceutical Company announced a multi-year research alliance that will focus on discovering therapeutic targets and biomarkers. Metabolon has developed a proprietary analytical platform and software for biomarker discovery using metabolomics to accelerate drug discovery and development by accurately measuring the spectrum of biochemical changes in biological samples and mapping these changes to their corresponding metabolic pathways. Metabolon will apply its platform to discover and validate targets and identify novel pharmacodynamic biomarkers for translation into the clinic. The press release announcing this alliance can be viewed at http://www.metabolon.com/news/PressReleases.aspx. An interview with the CFO of Metabolon from our Meet the Portfolio day event can be viewed on our website at http://www.hhvc.com/portfolio/portfolio-details/2012/01/12/metabolon-inc-.

NeoPhotonics

In May 2012, NeoPhotonics reported record revenue for the first quarter of 2012 of $54.2 million, an increase of eight percent from the first quarter of 2011. The company stated that its financial performance for the first quarter of 2012 exceeded its projected ranges for revenue, gross margins and earnings per share. The company also reported that in April 2012, it received an investment from RUSNANO, a $10 billion sovereign investment corporation in Moscow, Russia, through the purchase of newly issued common stock in a private placement transaction at $8 per share that yielded $39.8 million in gross proceeds to the company. This investment is additive to the $83.8 million in cash and short-term investments on its balance sheet as of March 31, 2012. Presentations by the management of NeoPhotonics are available at http://www.neophotonics.com/, and an interview with the CEO of NeoPhotonics from our Meet the Portfolio Day event can be viewed on our website at http://www.hhvc.com/portfolio/portfolio-details/2012/01/12/neophotonics-corporation-(nyse-nptn).

Internal Developments

We are also making progress on our efforts to position Harris & Harris Group for future growth through generation of near-term cash flows and through increasing our capital available for investment without selling additional shares of our stock.

•	From December 2011 through May 2012, we have generated approximately $950,000 in cash from the sale of call options covered by our shares of Solazyme and NeoPhotonics. As of the date of this press release, we still hold all of the shares of Solazyme and NeoPhotonics covered by these options.

•	In March 2012, we made a new venture debt investment in OhSo Clean, Inc., which does business as Cleanwell Company. This investment generates near-term cash flows through the payment of interest and a defined period of return on our invested capital. Cleanwell’s disinfectant and cleaning products are on the market and available from retailers such as Whole Foods, Wegmans, Amazon.com, Stop & Shop and GNC, as well as on Cleanwell’s website at www.cleanwelltoday.com.

We look forward to being able to issue additional updates on our efforts at Harris & Harris Group and on developments at our portfolio companies as this progress is announced publicly.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.hhvc.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.hhvc.com, www.bridgelux.com, www.solazyme.com, www.metabolon.com, www.laserlightengines.com, www.neophotonics.com and www.cleanwelltoday.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.